Exhibit 99.1

Investor Update: January 26, 2012

This investor update provides JetBlue’s investor guidance for the first quarter ending March 31, 2012 and full year 2012.

Recent Announcements

JetBlue has recently announced service between the following new city pair:

City Pair	Frequency	Start Date
Newark, NJ – San Juan, PR	1X Daily	April 25, 2012
Fort Lauderdale, FL – Kingston, Jamaica	2X Daily	April 30, 2012
Boston, MA – Dallas / Fort Worth, TX	3X Daily	May 1, 2012
West Palm Beach, FL – San Juan, PR	1X Daily	May 15, 2012

Capacity

First quarter 2012 available seat miles (ASMs) are estimated to increase 9.5% to 11.5% year-over-year. Full year 2012 ASMs are estimated to increase 5.5% to 7.5% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

First Quarter 2012		Full Year 2012

A320	E190	A320	E190
84%	16%	85%	15%

Average stage length is projected to be approximately 1,076 miles during the first quarter of 2012 versus 1,075 miles during the same prior year period and approximately 1,080 miles for the full year 2012 versus 1,091 miles for the full year 2011.

Operational Outlook

	First Quarter 2012	Full Year 2012
Operating Expense Year-Over-Year Percentage Change

Unit Operating Expense (CASM)	2.0% - 4.0%	1.5% - 3.5%

Unit Operating Expense Excluding Fuel (Ex-Fuel CASM)	(0.5)% - 1.5%	2.0% - 5.0%

Fuel Expense

Estimated Consumption (gallons)	132 million	560 million

Estimated Fuel Price per Gallon, Net of Hedges *	$3.18	$3.17

*Includes fuel taxes

Other Income (Expense)

JetBlue estimates total Other Income (Expense) to be between ($40) and ($45) million in the first quarter and between ($165) and ($175) million for the full year. Other Income (Expense) may be impacted by mark to market fuel hedge gains and/or losses, which JetBlue is unable to predict.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com	1

Tax Rate

JetBlue expects an annual effective tax rate of approximately 40%. However, the actual tax rate in both first quarter and full year 2012 could differ due to the non-deductibility of certain items for tax purposes.

Fuel Hedges

As of January 20, 2012 JetBlue’s advanced fuel derivative contracts for the next 12 months are as follows:

	Gallons	Estimated Percentage of Consumption	Price
1Q12	56 million	42%

•2% in crude call options with the average cap at $99/bbl

•5% in crude collars with the average cap at $98/bbl and the average put at $78/bbl

•7% in heat collars with the average cap at $3.31/gal and the average put at $2.91/gal

•26% in USGC jet fuel swaps at an average of $2.94/gal

•2% in USGC jet fuel collars with the average cap at $3.04/gal and the average put at $2.74/gal

2Q12	37 million	27%

•2% in crude call options with the average cap at $99/bbl

•5% in crude collars with the average cap at $97/bbl and the average put at $78/bbl

•7% in heat collars with the average cap at $3.27/gal and the average put at $2.87/gal

•7% in USGC jet fuel swaps at an average of $3.02/gal

•6% in USGC jet fuel collars with the average cap at $3.12/gal and the average put at $2.78/gal

3Q12	29 million	19%

•4% in crude collars with the average cap at $97/bbl and the average put at $78/bbl

•6% in heat collars with the average cap at $3.28/gal and the average put at $2.88/gal

•6% in USGC jet fuel swaps at an average of $3.05/gal

•3% in USGC jet fuel collars with the average cap at $3.09/gal and the average put at $2.76/gal

4Q12	26 million	19%

•4% in crude collars with the average cap at $97/bbl and the average put at $78/bbl

•7% in heat collars with the average cap at $3.29/gal and the average put at $2.89/gal

•7% in USGC jet fuel swaps at an average of $3.03/gal

•1% in USGC jet fuel collars with the average cap at $3.22/gal and the average put at $2.84/gal

Capital Expenditures

(In millions)

First Quarter 2012		Full Year 2012
Aircraft	Non-aircraft	Aircraft	Non-aircraft
$95	$85	$430	$215

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com	2

Aircraft Delivery Schedule

As of December 31, 2011 JetBlue’s fleet was comprised of 120 Airbus A320 aircraft and 49 EMBRAER 190 aircraft. 86 aircraft were on order from Airbus and Embraer, scheduled for delivery through 2018, with options to acquire 56 additional aircraft. In addition, JetBlue plans to take delivery of 40 Airbus A320neos between 2018 and 2021.

	Airbus A320			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease
1Q12	1	-	-	2	-	-

2Q12	2			1

3Q12	1			-

4Q12	3			1

Total at Year End**	127	90	30	53	19	30

** JetBlue plans to purchase several 2012 aircraft deliveries with cash and finance the remaining deliveries with mortgages. JetBlue leased two of its owned EMBRAER 190 aircraft to a third party in 2008, which are not included in the table above.

Share Count

Share count estimates for calculating basic and diluted earnings per share are as follows:

	First Quarter 2012
Net Income Range	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)***
Zero - $11 million	281.2	282.4	$-
$11 million - $15 million	281.2	309.9	$1
$15 million or greater	281.2	343.0	$3

	Full Year 2012
Net Income Range	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)***
Zero - $43 million	282.5	284.1	$-
$43 million - $58 million	282.5	311.5	$4
$58 million or greater	282.5	344.6	$11

*** Net of taxes

These share count estimates assume 20% annual stock price appreciation and are based on several other assumptions. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com	3

This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2010 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com	4